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UNION ELECTRIC COMPANY
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

                                                                                                                12 Months
                                                                Year Ended December 31,                           Ended
                                             --------------------------------------------------------------   September 30,
                                                1993         1994        1995         1996         1997          1998
                                                ----         ----        ----         ----         ----          ----

                                                                   Thousands of Dollars Except Ratios


Net Income                                    $297,160     $320,757    $314,107     $304,876      $301,655     $319,708
Add- Extraordinary items net of tax                  -            -           -            -        26,967       26,967
                                             ----------   ----------   ---------   ----------   ----------- -----------
Net Income from continuing operations         $297,160     $320,757    $314,107     $304,876      $328,622     $346,675

Add- Federal and state income taxes:
   Current                                     146,900      232,497     222,072      198,405       234,846      248,827
   Deferred (net)                               40,039      (20,208)     (6,770)       4,160       (33,926)     (34,284)
   Deferred investment tax credits, net         (7,626)      (6,182)     (6,181)      (6,182)      (10,451)      (9,949)
   Income tax applicable to
     nonoperating income                         3,403       (2,280)     (1,387)        (173)        9,294        5,673
                                             ----------   ----------   ---------   ----------   -----------  -----------
                                               182,716      203,827     207,734      196,210       199,763      210,267
                                             ----------   ----------   ---------   ----------   -----------  -----------

Net income before income taxes                 479,876      524,584     521,841      501,086       528,385      556,942
                                             ----------   ----------   ---------   ----------   -----------  -----------



Add- fixed charges:
   Interest on long term debt                  124,430      135,608     129,239      128,375       135,004      127,390
   Rentals                                       1,314        1,299       3,330        3,458         3,727        3,406
   Amortization of net debt premium,
      discount, expenses and losses              5,170        5,504       5,502        4,269         3,672        3,556
                                             ----------   ----------   ---------   ----------   -----------  -----------
                                               130,914      142,411     138,071      136,102       142,403      134,352
                                             ----------   ----------   ---------   ----------   -----------  -----------

Earnings as defined                            610,790      666,995     659,912      637,188       670,788      691,294
                                             ==========   ==========   =========   ==========   ===========  ===========

Ratio of earnings to fixed charges                4.66         4.68        4.78         4.68          4.71         5.14


Earnings required for preferred dividends:
   Preferred stock dividends                    14,087       13,252      13,250       13,249         8,817        8,817
   Adjustment to pre-tax basis                   7,450        7,262       7,558        7,363         4,509        4,250
                                             ----------   ----------   ---------   ----------   -----------  -----------
                                                21,537       20,514      20,808       20,612        13,326       13,067

Fixed charges plus preferred stock dividend
    requirements                               152,451      162,925     158,879      156,714       155,729      147,419
                                             ==========   ==========   =========   ==========   ===========  ===========

Ratio of earnings to fixed charges plus
    preferred stock dividend requirements         4.00         4.09        4.15         4.06          4.30         4.68
                                             ==========   ==========   =========   ==========   ===========  ===========

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